Exhibit 99.1

Cerner Reports Fourth Quarter and Full Year 2015 Results

KANSAS CITY, Mo. - February 16, 2016 - Cerner Corporation (Nasdaq: CERN) today announced results for the 2015 fourth quarter and full year that ended January 2, 2016.

Bookings in the fourth quarter of 2015 were $1.35 billion, an increase of 16 percent compared to $1.16 billion in fourth quarter 2014. Full-year 2015 bookings were a record $5.43 billion, up 28 percent compared to 2014 bookings of $4.25 billion.

Fourth quarter revenue was $1.175 billion, an increase of 27 percent compared to $926 million in the year-ago period. Full-year 2015 revenue was $4.43 billion, up 30 percent compared to 2014 revenue of $3.4 billion.

On a U.S. Generally Accepted Accounting Principles (GAAP) basis, fourth quarter 2015 net earnings were $166.1 million and diluted earnings per share were $0.48. Fourth quarter 2014 GAAP net earnings were $147.9 million and diluted earnings per share were $0.42. For the full year, 2015 GAAP net earnings were $539.4 million and diluted earnings per share were $1.54. Full year 2014 GAAP net earnings were $525.4 million and diluted earnings per share were $1.50.

Adjusted (non-GAAP) Net Earnings

Adjusted net earnings for fourth quarter 2015 were $212.3 million, compared to $163.1 million of adjusted net earnings in the fourth quarter of 2014. Adjusted diluted earnings per share were $0.61 in the fourth quarter of 2015, an increase of 30 percent compared to $0.47 of adjusted diluted earnings per share in the year-ago quarter. Analysts’ consensus estimate for fourth quarter 2015 adjusted diluted earnings per share was $0.57. For the full year 2015, adjusted net earnings were $741.1 million and adjusted diluted earnings per share were $2.11, compared to full year 2014 adjusted net earnings of $576.4 million and adjusted diluted earnings per share of $1.65.

Adjusted net earnings and adjusted diluted earnings per share are not recognized terms under GAAP. These non-GAAP financial measures should not be substituted for GAAP net earnings or GAAP diluted earnings per share, respectively, as measures of Cerner’s performance, but instead should be utilized as supplemental measures of financial performance in evaluating our business. Following is a description of adjustments made to net earnings and the resulting adjustment to diluted earnings per share. For more detail, please see the accompanying schedule, titled “Reconciliation of GAAP Results to Non-GAAP Results.”

Fourth quarter 2015 adjusted net earnings exclude share-based compensation expense, which had a net impact on GAAP earnings of $13.0 million, or $0.04 per diluted share; and expenses related to a voluntary separation plan, which had a net impact on GAAP earnings of $861 thousand, or less than $0.01 per diluted share. Adjusted net earnings also reflect adjustments related to Cerner’s acquisition of the Health Services business, including: Health Services acquisition-related amortization, which reduced GAAP net earnings and diluted earnings per share by $15.4 million and $0.04, respectively; other acquisition-related adjustments, which reduced GAAP net earnings and diluted earnings per share by $4.0 million and $0.01, respectively; and an acquisition-related deferred revenue adjustment, which is not included in GAAP net earnings, but increases adjusted net earnings and diluted earnings per share by $13.0 million and $0.04, respectively. Full-year 2015 share-based compensation expense had a net impact on GAAP earnings of $51.5 million, or $0.15 per diluted share; and expenses related to a voluntary separation plan had a net impact on full-year GAAP earnings of $31.4 million, or $0.09 per diluted share. Health Services acquisition-related amortization reduced full-year GAAP net earnings and diluted earnings per share by $54.5 million and $0.15, respectively; other acquisition-related adjustments reduced full-year GAAP net earnings and diluted earnings per share by $31.0 million and $0.09, respectively; and acquisition-related deferred revenue adjustments, which are not included in GAAP net earnings, increased adjusted net earnings and diluted earnings per share by $33.3 million and $0.09, respectively.

Other 2015 Fourth Quarter Highlights:

▪	Fourth quarter operating cash flow of $353.1 million and full-year was $947.5 million.

▪
Fourth quarter free cash flow of $186.4 million. For the full year, free cash flow was $320.7 million. Free cash flow is a non-GAAP financial measure defined as GAAP cash flows from operating activities less capital purchases and capitalized software development costs. For more detail, please see the accompanying schedule, titled “Reconciliation of GAAP Results to Non-GAAP Results.”

▪	Fourth quarter days sales outstanding of 80 days.

▪	Total backlog of $14.2 billion, up 34% over the year-ago quarter.

“Our fourth quarter results reflect a solid finish to a record year,” said Zane Burke, Cerner president. “In 2015, we added more than double the number of new EHR clients than any year in our history, including both large health systems and small hospitals. We also continued to advance our cloud-based HealtheIntent™ platform and had a very strong year of selling our population health solutions both inside and outside our EHR installed base.”

Future Period Guidance

Cerner currently expects:

▪	First quarter 2016 revenue between $1.15 billion and $1.2 billion.

▪	Full year 2016 revenue between $4.9 billion and $5.1 billion.

▪	First quarter 2016 adjusted diluted earnings per share before share based compensation expense and acquisition related adjustments between $0.52 and $0.54.

▪	Full year 2016 adjusted diluted earnings per share before share based compensation expense and acquisition related adjustments between $2.30 and $2.40.

▪	First quarter 2016 new business bookings between $1.15 billion and $1.25 billion.

▪	Share based compensation expense to reduce diluted earnings per share by approximately $0.04 in the first quarter of 2016 and between $0.16 and $0.17 for the year.

Earnings Conference Call

Cerner will host an earnings conference call to provide additional detail on the Company’s results and outlook at 3:30 p.m. CT on February 16. On the call, Cerner will discuss its fourth quarter and full-year 2015 results and answer questions from the investment community. The call may also include discussion of Cerner developments, and forward-looking and other material information about business and financial matters. The dial-in number for the conference call is (678)-509-7542; the passcode is Cerner. Cerner recommends joining the call 15 minutes early for registration. The re-broadcast of the call will be available from 6:30 p.m. CT, February 16 through 11:59 p.m. CT, February 19. The dial-in number for the re-broadcast is (855)-859-2056; the passcode is 22300264.
An audio webcast will be available live and archived on Cerner’s website at www.cerner.com under the About Cerner section (click Investor Relations, then Presentations and Webcasts).

About Cerner

Cerner's health information technologies connect people, information, and systems, at more than 20,000 facilities worldwide. Recognized for innovation, Cerner solutions assist clinicians in making care decisions and enable organizations to manage the health of populations. The company also offers an integrated clinical and financial system to help health care organizations manage revenue, as well as a wide range of services to support clients’ clinical, financial and operational needs. Cerner’s mission is to contribute to the systemic improvement of health care delivery and the health of communities. On February 2, 2015, Cerner Corporation acquired substantially all of the assets, and assumed certain liabilities, of the Siemens Health Services business from Siemens AG. Nasdaq: CERN. For more information about Cerner, visit www.cerner.com, read our blog at www.cerner.com/blog, connect with us on Twitter at http://www.twitter.com/cerner and on Facebook at www.facebook.com/cerner. Our website, blog, twitter account and Facebook page contain a significant amount of information about Cerner, including financial and other information for investors.

Certain trademarks, service marks and logos set forth herein are property of Cerner Corporation and/or its subsidiaries. All other non-Cerner marks are the property of their respective owners.

All statements in this press release that do not directly and exclusively relate to historical facts constitute forward-looking statements. These forward-looking statements are based on the current beliefs, expectations and assumptions of Cerner's management with respect to future events and are subject to a number of significant risks and uncertainties. It is important to note that Cerner's performance, and actual results, financial condition or business could differ materially from those expressed in such forward-looking statements. The words “expects”, “guidance”, “position”, “believe”, “estimate”, “projected”, “opportunity” or the negative of these words, variations thereof or similar expressions are intended to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the possibility of product-related liabilities; potential claims for system errors and warranties; the possibility of interruption at our data centers or client support facilities; the possibility of increased expenses, exposure to claims and regulatory actions and reputational harm associated with a cyberattack or other breach in our IT security; our proprietary technology may be subject to claims for infringement or misappropriation of intellectual property rights of others, or may be infringed or misappropriated by others; material adverse resolution of legal proceedings; risks associated with our global operations; risks associated with fluctuations in foreign currency exchange rates; the potential for tax legislation initiatives that could adversely affect our tax position and/or challenges to our tax positions in the United States and non-U.S. countries; risks associated with our recruitment and retention of key personnel; risks related to our dependence on third party suppliers; difficulties and operational and financial risks associated with successfully completing the integration of the Cerner Health Services (formerly Siemens Health Services) business into our business or the failure to realize the synergies and other benefits expected from the acquisition; risks inherent with business acquisitions and combinations and the integration thereof; the potential for losses resulting from asset impairment charges; risks associated with volatility and disruption resulting from global economic or market conditions; managing growth in the new markets in which we offer solutions, health care devices or services; continuing to incur significant expenses relating to the integration of the Cerner Health Services (formerly Siemens Health Services) business into Cerner; risks inherent in contracting with government clients; risks associated with our outstanding and future indebtedness, such as compliance with restrictive covenants, which may limit our flexibility to operate our business; changing political, economic, regulatory and judicial influences, which could impact the purchasing practices and operations of our clients and increase costs to deliver compliant solutions and services; government regulation; significant competition and our ability to respond to market changes and changing technologies; variations in our quarterly operating results; potential inconsistencies in our sales forecasts compared to actual sales; volatility in the trading price of our common stock and the timing and volume of market activity; and our directors’ authority to issue preferred stock and the anti-takeover provisions in our corporate governance documents. Additional discussion of these and other risks, uncertainties and factors affecting Cerner's business is contained in Cerner's filings with the Securities and Exchange Commission. The reader should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. Except as required by law, Cerner undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in our business, results of operations or financial condition over time.

Investor Contact: Allan Kells, (816) 201-2445, akells@cerner.com
Media Contact: Dan Smith, (913) 304-3991, dan.smith1@cerner.com
Cerner’s Internet Home Page: www.cerner.com

CERNER CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the three and twelve months ended January 2, 2016 and January 3, 2015
(unaudited)

(In thousands, except per share data)	Three Months Ended		Years Ended
	2015 (1)	2014 (1)	2015 (1)	2014 (1)

Revenues
System sales	$382,128	$280,263	$1,281,890	$945,858
Support, maintenance and services	775,500	628,295	3,070,575	2,366,959
Reimbursed travel	17,666	17,473	72,802	89,886
Total revenues	1,175,294	926,031	4,425,267	3,402,703

Margin
System sales	261,554	178,113	851,555	631,769
Support, maintenance and services	714,524	575,074	2,822,931	2,166,557
Total margin	976,078	753,187	3,674,486	2,798,326

Operating expenses
Sales and client service	489,102	375,016	1,838,600	1,395,568
Software development	141,263	106,908	539,799	392,805
General and administrative	94,363	62,559	423,424	233,393
Amortization of acquisition-related intangibles	24,216	3,410	91,527	13,476
Total operating expenses	748,944	547,893	2,893,350	2,035,242

Operating earnings	227,134	205,294	781,136	763,084

Other income, net	798	3,182	244	11,090

Earnings before income taxes	227,932	208,476	781,380	774,174
Income taxes	(61,824)	(60,604)	(242,018)	(248,741)
Net earnings	$166,108	$147,872	$539,362	$525,433

Basic earnings per share	$0.49	$0.43	$1.57	$1.54

Basic weighted average shares outstanding	340,852	341,862	343,178	342,150

Diluted earnings per share	$0.48	$0.42	$1.54	$1.50

Diluted weighted average shares outstanding	347,892	350,197	350,908	350,386

Note 1: Operating expenses for the three and twelve months ended January 2, 2016 and January 3, 2015 include share-based compensation expense. The impact of this expense on net earnings and diluted earnings per share is presented below:

(In thousands, except per share data)	Three Months Ended		Years Ended
	2015	2014	2015	2014

Sales and client service	$8,316	$8,724	$36,150	$31,343
Software development	3,752	3,695	16,254	13,791
General and administrative	5,777	4,575	22,522	17,831
Total share-based compensation	17,845	16,994	74,926	62,965
Amount of related income tax benefit	(4,840)	(5,965)	(23,435)	(22,101)
Net impact on net earnings	$13,005	$11,029	$51,491	$40,864

Decrease to diluted earnings per share	$0.04	$0.03	$0.15	$0.12

CERNER CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS1
For the three and twelve months ended January 2, 2016 and January 3, 2015
(unaudited)

RECONCILIATION OF ADJUSTED NET EARNINGS TO GAAP NET EARNINGS1

(In thousands)	Three Months Ended		Years Ended
	2015	2014	2015	2014

Net Earnings
Net earnings (GAAP)	$166,108	$147,872	$539,362	$525,433
Health Services acquisition-related amortization, net of tax[2]	15,388	—	54,460	—
Acquisition-related deferred revenue adjustment, net of tax[3]	12,972	—	33,349	—
Other acquisition-related adjustments, net of tax[4]	3,986	4,216	30,970	10,138
Voluntary separation plan expense, net of tax[5]	861	—	31,438	—
Share-based compensation expense, net of tax	13,005	11,029	51,491	40,864
Adjusted net earnings (non-GAAP)[6]	$212,320	$163,117	$741,070	$576,435

RECONCILIATION OF ADJUSTED DILUTED EARNINGS PER SHARE TO GAAP DILUTED EARNINGS PER SHARE1

	Three Months Ended		Years Ended
	2015	2014	2015	2014

Diluted Earnings Per Share
Diluted earnings per share (GAAP)	$0.48	$0.42	$1.54	$1.50
Health Services acquisition-related amortization, net of tax[2]	0.04	—	0.15	—
Acquisition-related deferred revenue adjustment, net of tax[3]	0.04	—	0.09	—
Other acquisition-related adjustments, net of tax[4]	0.01	0.02	0.09	0.03
Voluntary separation plan expense, net of tax[5]	—	—	0.09	—
Share-based compensation expense, net of tax	0.04	0.03	0.15	0.12
Adjusted diluted earnings per share (non-GAAP)[6]	$0.61	$0.47	$2.11	$1.65

RECONCILIATION OF NON-GAAP FREE CASH FLOW TO GAAP OPERATING CASH FLOW1

(In thousands)	Three Months Ended		Years Ended
	2015	2014	2015	2014

Cash flows from operating activities (GAAP)	$353,095	$223,448	$947,526	$847,027
Capital purchases	(106,757)	(76,212)	(362,132)	(276,584)
Capitalized software development costs	(59,948)	(47,039)	(264,656)	(177,800)
Free cash flow (non-GAAP)[7]	$186,390	$100,197	$320,738	$392,643

Note 1: The presentation of adjusted diluted earnings per share, adjusted net earnings and free cash flow, non-GAAP financial measures, are not meant to be considered in isolation, nor as a substitute for, or superior to, Generally Accepted Accounting Principles (GAAP) results and investors should be aware that non-GAAP measures have inherent limitations and should be read only in conjunction with Cerner's consolidated financial statements prepared in accordance with GAAP. Adjusted diluted earnings per share, adjusted net earnings and free cash flow may also be different from similar non-GAAP financial measures used by other companies and may not be comparable to similarly titled captions of other companies due to potential inconsistencies in the method of calculations. We believe that adjusted diluted earnings per share, adjusted net earnings and free cash flow are important to enable investors to better understand and evaluate our ongoing operating results and allows for greater transparency in the review and understanding of our overall financial, operational and economic performance.

Cerner's future period guidance in this release includes adjustments for items not indicative of our core operations, which may include, without limitation share-based compensation expense, voluntary separation plan expense and acquisition-related expenses, such as integration expenses, and may be affected by changes in ongoing assumptions and judgments relating to the Company's acquired businesses, and may also be affected by nonrecurring, unusual or unanticipated charges, expenses or gains, all of which are excluded in the calculation of non-GAAP adjusted net earnings and adjusted diluted earnings per share as described in this press release. The exact amount of these adjustments are not currently determinable, but may be significant. It is therefore not practicable to reconcile this non-GAAP guidance to the most comparable GAAP measures.

Note 2: The Health Services acquisition-related amortization is presented net of income tax benefits of $5.7 million and $24.5 million, respectively for the three and twelve months ended January 2, 2016.

Note 3: The Health Services acquisition-related deferred revenue adjustment is presented net of income tax benefits of $4.8 million and $14.7 million, respectively, for the three and twelve months ended January 2, 2016.

Note 4: Other acquisition-related adjustments (includes acquisition and employee separation costs) are presented net of income tax benefits of $1.4 million and $14.8 million, respectively, for the three and twelve months ended January 2, 2016; and $2.2 million and $5.7 million, respectively, for the three and twelve months ended January 3, 2015.

Note 5: The voluntary separation plan expense is presented net of income tax benefits of $0.3 million and $15.0 million, respectively, for the three and twelve months ended January 2, 2016.

Note 6: Cerner provides earnings with and without share-based compensation expense, voluntary separation plan expense and acquisition-related adjustments because earnings excluding these items are used by management along with GAAP results to analyze Cerner's business, make strategic decisions, assess long-term trends on a comparable basis, and for management compensation purposes.

Note 7: Cerner provides free cash flow because it takes into account the capital expenditures necessary to operate our business. Free cash flow is used by management along with GAAP results to analyze our earnings quality and overall cash generation of the business.

CERNER CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
As of January 2, 2016 (unaudited) and January 3, 2015

(In thousands)	2015	2014

Assets
Current assets:
Cash and cash equivalents	$402,122	$635,203
Short-term investments	111,059	785,663
Receivables, net	1,034,084	672,778
Inventory	15,788	23,789
Prepaid expenses and other	264,780	209,278
Deferred income taxes, net	—	22,075
Total current assets	1,827,833	2,348,786

Property and equipment, net	1,309,214	924,260
Software development costs, net	562,559	420,199
Goodwill	799,182	320,538
Intangible assets, net	688,058	126,636
Long-term investments	173,073	231,147
Other assets	202,065	158,999
Total assets	$5,561,984	$4,530,565

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$215,510	$160,285
Current installments of long-term debt and capital lease obligations	41,797	67,460
Deferred revenue	278,443	209,655
Accrued payroll and tax withholdings	184,225	140,230
Other accrued expenses	57,891	56,685
Total current liabilities	777,866	634,315

Long-term debt and capital lease obligations	563,353	62,868
Deferred income taxes and other liabilities	324,516	256,601
Deferred revenue	25,865	10,813
Total liabilities	1,691,600	964,597

Shareholders’ Equity:
Common stock	3,503	3,470
Additional paid-in capital	1,075,782	933,446
Retained earnings	3,457,843	2,918,481
Treasury stock	(590,390)	(245,333)
Accumulated other comprehensive loss, net	(76,354)	(44,096)
Total shareholders’ equity	3,870,384	3,565,968
Total liabilities and shareholders’ equity	$5,561,984	$4,530,565